UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported) – August 18, 2003

PHOTOGEN TECHNOLOGIES, INC.

(Exact name as specified in its charter)

NEVADA	0-23553	62-1742885
(State or other jurisdiction of Incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

140 Union Square Drive New Hope, Pennsylvania		18938
(Address of principal executive offices)		(Zip Code)

(215) 862-6860
(Registrants’ telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Item 5.                       Other Events and Reported Disclosure.

On August 18, 2003, Photogen Technologies, Inc. (the “Company”) entered into a letter agreement (the “Agreement”) with Xmark Fund, Ltd. and Xmark Fund, L.P. (collectively, “Xmark”).  The Agreement relates to the Company’s obligations under the promissory notes (the “Notes”) issued for the benefit of Xmark in accordance with the Going Forward Agreement dated as of May 2, 2003 between the Company and Xmark.  The key terms of the Agreement are as follows:

•                  The Company will make an immediate cash payment of $1,250,000 to Xmark.

•                  Xmark will rescind the default notice previously delivered to the Company.

•                  The Company remains obligated to make a second principal payment of $1,250,000 on the earlier to occur of (i) November 3, 2003 or (ii) the consummation of one or more institutional financings resulting in aggregate gross proceeds to the Company of at least $18,000,000.  The Company will have the right to extend the November 3rd due date monthly until April 3, 2004 for a fee (and not as a reduction of any amounts due and owing under the promissory notes) ranging from $50,000 to $100,000 per month.

•                  Within twenty days of the execution of the Agreement the Company will pay to Xmark, in cash or in shares of the Company’s common stock (valued at $1.00 per share, subject to certain adjustments), $26,248 for failure to timely register the shares of the Company’s common stock issued to Xmark for resale.

•                  The Company’s obligation to register the shares of the common stock issued to Xmark for resale under the terms of the Going Forward Agreement was terminated and no further penalty payments or shares will be due Xmark as a result of the Company’s failure to register the shares of Photogen common stock held by Xmark.  In lieu of the demand registration rights Xmark previously had, the Agreement provides that Xmark will have piggy-back registration rights.

•                  The definition of “Event of Default” in the security agreements securing the Company’s obligations to Xmark was amended.  The provision that an Event of Default included any default by the Company in the payment of borrowed money indebtedness was eliminated.  Instead, the Company agreed that it would be an Event of Default if it made repayments of borrowed money indebtedness; and with regard to certain specified institutions the Company agreed it would also make a pro rata payment to Xmark.

Except as specifically amended by the Agreement, the terms of the Going Forward Agreement and the other agreements governing the Company’s obligations to Xmark remain in effect, including but not limited to Xmark’s put right with respect to the Company stock Xmark owns.

A copy of the Agreement is attached to this Form 8-K as Exhibit 10.1.

To fund its obligations to Xmark and for other working capital purposes, the Company borrowed an aggregate principal amount of $1,484,000 from two of its investors, as evidenced by secured demand promissory notes dated as of August 19, 2003 bearing interest at a rate of 7.25% per annum, compounded monthly.  In addition, on August 15, 2003 Jonathan Fleming was appointed to the Company’s board of directors.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c)  Exhibits.

Exhibit Number	Description

10.1	Letter Agreement dated as of August 18, 2003 by and among Xmark Fund, Ltd., Xmark, L.P. and Photogen Technologies, Inc.

99.1	Press Release.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed by the undersigned hereunto duly authorized.

PHOTOGEN TECHNOLOGIES, INC.

	By:	/s/ Brooks Boveroux
Brooks Boveroux
Chief Financial Officer

Dated: August 19, 2003

Exhibit Index

Exhibit Number	Description

10.1	Letter Agreement dated as of August 18, 2003 by and among Xmark Fund, Ltd., Xmark, L.P. and Photogen Technologies, Inc.

99.1	Press Release.